Exhibit 99.1

Carrollton Bancorp Reports First Quarter Net Loss Due to a Write Down of Trust Preferred Securities and Announces a $0.04 Quarterly Dividend

COLUMBIA, Md.--(BUSINESS WIRE)--April 30, 2010--Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced a net loss for the first quarter of 2010 of $131,000, compared to net income of $488,000 for the first quarter of 2009. Net loss attributable to common shareholders for the first quarter of 2010 was $267,000 ($0.10 loss per diluted share) compared to net income available to common shareholders of $428,000 ($0.17 per diluted share) for the first quarter of 2009.

Carrollton Bancorp also announced a quarterly dividend of $0.04 per share, payable June 1, 2010 to shareholders of record on May 14, 2010.

The Company’s quarterly operating loss, before taxes, was $294,000 for the quarter ended March 31, 2010 as compared to pre-tax operating income of $709,000 for the quarter ended March 31, 2009. The $1.0 million swing in operating results is primarily a result of a $754,000 write-down of Trust Preferred securities held in the Company’s investment portfolio as well as a $230,000 decline in mortgage related fee income. The mortgage fee income decline results from reduced volume of mortgage originations in 2010 as compared to 2009.

The Company has Trust Preferred securities with a cost basis of $7.3 million and a fair value of $1.8 million as of March 31, 2010. A total of $5.3 million of the unrealized losses of $5.5 million is currently recognized as an adjustment to shareholders equity. These investments are measured for other than temporary impairment on a quarterly basis and the investments are written down through the income statement as the impairment calculations dictate. These investments, which were investment grade at the time of acquisition, are supported by underlying debt obligations of several financial institutions. Impairments result from the deferral of dividends by these institutions or complete failure of the institution. It is possible that continuation of the current economic environment will result in additional write-downs resulting from future deferrals or failures. While this creates volatility in the Company’s earnings, the write-downs have very little effect on the Bank’s regulatory capital position since the regulatory capital calculations allocate enough capital to cover the unrealized losses. Management is hopeful that these investments will increase in value as the economy improves and management will continuously evaluate all strategies to maximize the ultimate value realized from these investments.

President and Chief Executive Officer Bob Altieri stated that “we have guarded optimism that the economy is recovering and credit cost is subsiding. We have seen core earnings improvement for the first quarter, but asset quality, in particular the Trust Preferred securities continue to impact earnings. We have taken the steps to recognize and write down these securities through capital; however, the defaults and deferrals of financial institutions within the Trust Preferred securities could continue to have a negative impact on earnings. Again, the capital impact has been taken in prior quarters. We are and will continue to evaluate these securities quarterly and take the appropriate actions when it is in the best interest of the Bank.”

Non-performing loans and real estate owned totaled $13.5 million at March 31, 2010 compared to $11.0 million at March 31, 2009. Included in nonperforming loans are $4.0 million and $1.2 million of restructured loans that are in compliance with the terms of the restructured agreements as of March 31, 2010 and 2009, respectively.

The allowance for loan losses represented 1.52% of outstanding loans as of March 31, 2010 compared to 1.17% at March 31, 2009. The company experienced net recoveries of $8,400 for the three months ended March 31, 2010 as compared to net recoveries of approximately $500 for the three months ended March 31, 2009.

Mr. Altieri continued and stated that “Though there may be signs the economy is improving, we expect 2010 to be another challenging year. We have seen stability in our net interest margin and we believe by reducing our reliance on non-transactional accounts we will see improvements in 2010. Historically, the Company has focused on commercial real estate lending and will continue in that sector, but with tempered activity. The Company’s strategic commercial lending focus going forward will be to support the lending needs of small to mid-sized companies within our market place. We believe with the addition of a veteran business lender, Richard Hunt and a seasoned cash management professional, David Seyler, we have positioned ourselves to take advantage of opportunities that our larger competitors seem disinterested in helping or pursuing”.

Total assets as of March 31, 2010 compared to March 31, 2009 reflect a 2.2% or $9.3 million decrease to $405.9 million. Gross loans decreased 2.5% or $7.8 million from $316.6 million at March 31, 2009 to $308.8 million at March 31, 2010. The decrease resulted from a $15.7 million decline in mortgage loans held for sale. Investments decreased 18.6% or $12.5 million to $54.6 million at March 31, 2010. This decrease is a result of management’s decision to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 3.4% or $10.5 million to $322.3 million while borrowings decreased $18.2 million. The increase in deposits was comprised of a $5.8 million increase in noninterest-bearing deposits and a $4.7 million increase in interest-bearing deposits.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes these forward-looking statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows. For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended March 31,
	2010	2009	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,315,841	$3,428,966	-3.30%
Provision for loan losses	134,686	165,000	-18.37%
Noninterest income	942,247	1,815,825	-48.11%
Noninterest expenses	4,417,093	4,370,472	1.07%
Income taxes	(162,439)	220,994	-173.50%
Net (loss) income	(131,252)	488,325	-126.88%
Net (loss) income attributable to common shareholders	(266,736)	428,263	-162.28%

Per Share
Diluted net income per common share	(0.10)	0.17	-158.82%
Dividends declared per common share	0.04	0.08	-50.00%
Book value per common share	10.46	10.45	0.17%
Common stock closing price	5.26	5.12	2.73%

At March 31
Short term investments	$13,391,215	$6,076,881	120.36%
Investment securities	54,573,639	67,059,778	-18.62%
Gross loans (net of unearned income) (a)	308,751,287	316,616,962	-2.48%
Earning assets	380,592,241	393,476,721	-3.27%
Total assets	405,876,268	415,152,849	-2.23%
Total deposits	322,292,378	311,841,358	3.35%
Shareholders' equity	35,747,332	35,574,822	0.48%

Common shares outstanding	2,569,188	2,564,988

Average Balances
Short term investments	26,151,729	5,443,577	380.41%
Investment securities	60,390,810	73,050,901	-17.33%
Gross loans (net of unearned income) (a)	305,219,674	308,714,272	-1.13%
Earning assets	395,638,313	390,807,529	1.24%
Total assets	416,551,213	405,355,629	2.76%
Total deposits	330,151,358	297,335,154	11.04%
Shareholders' equity	35,804,549	31,714,309	12.90%

Earnings Ratios
Return on average total assets	-0.13%	0.49%
Return on average equity	-1.49%	6.24%
Net interest margin	3.46%	3.63%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	4.58%	3.83%
Allowance to total loans	1.52%	1.17%
Net loan losses to average loans	0.00%	0.00%

Capital Ratios (period end)
Shareholders' equity to total assets	8.81%	8.57%
Leverage capital	9.26%	9.71%
Tier 1 risk-based capital	10.51%	12.28%
Total risk-based capital	11.76%	13.32%

(a) Includes loans held for sale

CONTACT:
Carrollton Bancorp
Mark A. Semanie
Chief Financial Officer
410-536-7308